Exhibit 10.7

EXCLUSIVE ELECTRIC CAR CHARGING STATION, INSTALLATION, SUPPLY AND MAINTENANCE AGREEMENT

PREAMBLE
WHEREAS, CAR CHARGING HOLDINGS, LLC and/or its designated assigns with an office address of 1691 Michigan Avenue, Suite #425, Miami Beach, Florida 33139 (hereinafter “PROVIDER”), desires to be engaged by AIRPORT PARKING, LLC d/b/a PARK BARK AND FLY, with an address of 6050 South Semoran Boulevard (SR 436), Orlando, Florida  32822-4826  (hereinafter “CLIENT”) for the term of this Exclusive Electric Car Charging Station, Installation, Supply and Maintenance Contract (the “Contract”) and any renewals and/or extensions hereof (each, respectively, a “Renewal Term”), as the exclusive provider to CLIENT to make available, provide, install, maintain, service and operate electric car charging facilities wheresoever located within the property of CLIENT at the address(es) set forth on annexed EXHIBIT A which is incorporated by reference herein, and which includes, for illustration but not limitation, the equipment shown on EXHIBIT B (the “Equipment”); and

WHEREAS, the purpose of this Contract is for PROVIDER to enable CLIENT to offer electric car charging services on the real property owned and/or leased by CLIENT for the use of CLIENT, their guests, employees, licensees or invitees; and

WHEREAS, the Equipment shall be installed and maintained by PROVIDER or its approved subcontractors in areas specifically designated for electric car charging by CLIENT at the location(s), including, but not limited to those spaces described on EXHIBIT C (as it may be updated from time to time throughout the term of this Contract) (the “Designated Areas”); and

WHEREAS, CLIENT desires to so contract with PROVIDER to provide such goods and services on an exclusive basis, within the Designated Areas of CLIENT’S property upon the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the covenants, conditions and agreements contained in this Contract, the parties mutually agree and covenant as follows:

1.   Preamble Made Part of Contract. The preamble described above is made a part of this Contract and expressly incorporated by reference herein.

2.   Term of Contract/Renewal. The term of this Contract shall be for a period of seven (7) years commencing on June 25, 2010 and ending on June 24, 2017; provided, however, the date of commencement may be amended or postponed by PROVIDER upon written notice to CLIENT, in the event that unforeseeable and unavoidable circumstances delay the installation of the Equipment at the Designated Areas. If CLIENT fails to notify PROVIDER of its intent to cancel this Contract on or before one hundred eighty (180) days prior to June 24, 2017, this Contract shall automatically renew for a two (2) year Renewal Term and shall continue to renew for two (2) year Renewal Terms unless CLIENT provides written notice of its intent to terminate no later than ninety (90) days prior to the expiration of any respective Renewal Term.

2.1           CLIENT hereby acknowledges that notwithstanding anything to the contrary herein, at any time during the Term of this Agreement PROVIDER may, at its sole discretion, relocate or remove Equipment to the extent that a specific location within the Designated Areas is not performing to PROVIDER’s specifications.  PROVIDER shall be solely responsible for any costs involved in the relocation or removal of any Equipment.

2.2           CLIENT hereby grants PROVIDER the right, upon the expiration/termination of this Contract, to enter upon the property of CLIENT within sixty (60) days after such expiration/termination and to remove any and all Equipment (which all right, title and interest in said Equipment shall at all times during the term of this Contract, be deemed property of PROVIDER) and other personal property of PROVIDER, it being understood that PROVIDER shall repair any damage caused from such removal at its sole cost and expense and PROVIDER shall coordinate removal of Equipment with CLIENT.

3.   Installation and Maintenance of Equipment and the Surrounding Property.

3.1           PROVIDER agrees to supply and install, at PROVIDER's sole expense, the Equipment at the Designated Areas. The location of the Designated Areas shall be agreed upon in writing by the parties and EXHIBIT C shall be updated from time to time to reflect the addition of additional Designated Areas.  It is expressly agreed by CLIENT that as of the effective date of this Contract, CLIENT will designate a minimum of one (1) parking spot to PROVIDER exclusively for use for electric car charging by PROVIDER.

PROVIDER further agrees, at its own expense, and at all times during the Contract term and any extension or renewal, to maintain and replace the Equipment and to keep the Equipment in proper working order. During the term of this Contract, PROVIDER, its employees, agents and providers may enter upon CLIENT's property at any time and without notice for purposes of installing, inspecting, servicing and maintaining the Equipment; and CLIENT agrees that it shall not interfere, or cause its employees, agents or servants to interfere with PROVIDER's employees, agents or PROVIDER in the pursuit of PROVIDER's installation, service, maintenance, removal or revenue collection from the Equipment or any other actions in furtherance of this Contract.

3.1   CLIENT agrees, at its own expense and at all times during the Contract term and any extension or renewal, to keep public Areas, streets and sidewalks appurtenant to any Designated Areas, reasonably free of debris and rubbish and in good repair and condition. In addition, CLIENT shall provide and maintain, in compliance with the requirements of the applicable codes and statutes, such outdoor lights and lighting as may be necessary to illuminate the Designated Areas and Equipment.  Further, CLIENT shall be solely responsible for providing and shall pay any and all utility use charges for all utilities serving the Equipment, including electricity.  In the event CLIENT knows of or becomes aware of any actual or potential claim against the PROVIDER by any person or entity, or any actual or potential malfunction with the Equipment, CLIENT shall notify PROVIDER promptly upon notification of such claim or malfunction.

3.2   Electricity Reimbursement. CLIENT expressly acknowledges that the Florida Administrative Code (specifically, the Florida Electric Tariff”) expressly prohibits the resale of electricity and CLIENT agrees to be responsible for the payment of all electric charges by FPL for use of the Equipment within the Designated Areas.  Notwithstanding the foregoing, PROVIDER shall, on a monthly basis, make payment to CLIENT for all electric charges applicable to the Equipment1 per kilowatt hour (the “Electricity Reimbursement”). PROVIDER shall, on a monthly basis, remit to CLIENT an amount equal to total amount of electricity used by PROVIDER for the Equipment so as to reimburse CLIENT for its electricity obligation under §3.2 above. It is further agreed by CLIENT, that to the extent any payment by PROVIDER exceeds the charges by FPL for the kilowatt hours used by PROVIDER, the overpayment shall be applied as a credit to PROVIDER’s obligations for the month immediately subsequent to such determination and CLIENT shall provide PROVIDER with written notice of such overpayment within seven (7) day of its determination and/or discovery. Conversely, in the event of an underpayment by PROVIDER, a deficiency payment shall be made within seven (7) days of notification of any shortfall by CLIENT (both overpayment and underpayment under this §3.3 are subject to objection and demand for proof by the other party). Attached hereto as EXHIBIT D is the most recent electric bill of CLIENT and it is agreed that for the next quarter following the effective date hereof, the agreed rate per kilowatt hour for reimbursement of electricity billed to CLIENT is $.

4.   Revenue. PROVIDER shall charge customers a “per session” fee based on the amount of time a customer uses the Equipment.  In addition to the repayments listed above, CLIENT shall be entitled to receive a monthly payment of five percent (5%) of the gross revenue generated by the Equipment.  Payment shall be made to CLIENT at the address listed herein before the 15th day of the month following the month for which such payment is due.  PROVIDER shall have the right, in its sole and absolute discretion, to determine the price charged for use of the Equipment by the end users.  CLIENT shall have no claim for any additional payments beyond the amounts listed herein.

5.   Licenses/Permits. PROVIDER agrees that it shall obtain any and all necessary licenses and/or permits for the installation and operation of the Equipment and shall be solely and exclusively responsible for any citations as a result of any default under this §5.

6.   Session Limits. CLIENT and PROVIDER agree to mutually negotiate in good faith to agree on issues relating to session time limits or other use of the Equipment.

7.   Collection of Revenue. PROVIDER will arrange for and supervise the revenue collection from the Equipment.

1 PROVIDER hereby represents that each charging station installed within the Designated Areas is able to print a report indicating the exact amount of kilowatt hours used for its operation on a monthly basis.  Consequently, at the inception of each fiscal quarter, CLIENT shall tender to PROVIDER an electric bill inclusive of the Designated Areas and PROVIDER shall calculate and provide, in writing, to CLIENT the dollar value of the billable kilowatt rate to CLIENT by FPL under the respective electric bill.  PROVIDER shall use this established value to calculate the billable rate per kilowatt hour which will be applied to the amount of electricity used monthly by PROVIDER to remit reimbursement checks to CLIENT.  PROVIDER shall recalculate the billable rate each fiscal quarter upon receipt of a bill by CLIENT.  CLIENT acknowledges that the rate calculation for this Paragraph 3 may not be completed and delivered by Company until after CLIENT has delivered its first electric bill to PROVIDER to determine calculation

8.   Relocation. If it is determined by PROVIDER, that PROVIDER cannot maximize the use of a Designated Area, the parties may agree to relocate the Equipment from a respective location.  Any relocation and reinstallation of the Equipment in accordance with this paragraph shall be at PROVIDER's sole cost and expense. Notwithstanding the foregoing, if CLIENT unilaterally determines to change the location of a Designated Area, the cost and expense of reinstallation of the Equipment incurred in such relocation shall be borne solely by CLIENT. PROVIDER shall have the right at all times to upgrade the Equipment in connection with any relocation and to reinstall, at PROVIDER’S discretion, upgrades at existing locations from time to time at its sole cost and expense.

9.   Indemnification.

9.1   CLIENT shall indemnify PROVIDER and hold it harmless from and against any and all claims, actions, damages, liabilities and expenses incurred in connection with loss of life, personal injury and/or damage to property arising out of any occurrence in, upon or at a Designated Area adjacent to the Equipment or any part thereof, or occasioned wholly or in part by any act or omission of CLIENT, its agents, employees or servants.

9.2   PROVIDER shall indemnify CLIENT and hold it harmless from and against any and all claims, actions, damages, liabilities and expenses incurred in connection with loss of life, personal injury and or damage to property arising out of the Equipment or any part thereof, or occasioned wholly or in part by any act or omission of PROVIDER, its agents, employees or servants.

9.3   In case either PROVIDER or CLIENT shall, without any fault of its part, be made a party to litigation commenced by or against the other party, then each party shall protect and hold the other party harmless and shall; pay all costs, expenses and reasonable attorney’s fees that may be incurred or paid in defending against such action and/or otherwise enforcing the covenants of this Contract.

10.   Exclusive Right/Option.  CLIENT agrees that it will not contract with any other entity besides PROVIDER to install, maintain, service or operate any electric car charging equipment for CLIENT during the term of this Contract or any Renewal Terms hereof.  At any time during the Term of this Contract, should CLIENT determine that additional Designated Areas will be created for the purpose of increasing the allotted space within CLIENT for electric car charging equipment, Provider shall have the exclusive right to install, maintain and service the Equipment at said location.  Each additional Designated Area added during the Term of this Contract shall be added to Exhibit C and an Amended Exhibit shall be created to reflect such additional location(s), provided, however, that at no time shall PROVIDER be required to install a ratio of greater that one (1) charging station for every six (6) vehicles.

11.   Default. No party shall commit or allow to continue any breach of this Contract, which shall not have been cured within sixty (60) days after receipt of written notice from the non-breaching party specifying the breach; provided, however that if the breach cannot be cured within sixty (60) days, the breaching party shall not be in default if, within such sixty (60) day period, it shall have commenced to cure said breach and shall continue its efforts with due diligence.  Upon the occurrence of a default and a failure to cure within the allotted cure period, the non-breaching party shall have the right, at the option of the non-breaching party, to (i) terminate this Contract, whereupon, neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein or (ii) continue this Contract in full force and effect, notwithstanding the occurrence of such default.  Except as otherwise provided in this Contract, the rights and remedies granted in this Contract are cumulative and are in addition to any given by any statutes, rule at law or otherwise, and the use of one remedy shall not be taken to exclude or waive the right to use another.

12.   Binding.  This Contract shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing contained in it, whether expressed or implied, is intended to give or shall be construed as giving anyone other than the parties and the named CLIENT and their successors or assigns any rights under this Agreement.  This Agreement shall not be binding or enforceable against PROVIDER unless and until it is countersigned by PROVIDER after receipt of an executed copy from CLIENT.

13.   Headings. The headings in this Contract are used for convenience only and shall not be used to define, limit or describe the scope of this Contract or any of the obligations herein.

14.   Final Agreement. This Contract constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Contract may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

15.   Severability. If any term or provision of this Contract is found by a court of competent jurisdiction to be invalid or unenforceable, then this Contract, including all of the remaining terms and provisions, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

16.   Counterparts.  This Contract may be executed in any number of counterparts (including facsimile or scanned versions), each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, and notwithstanding that all of such parties may not have executed the same counterpart.

17.   Governing Law, Jurisdiction, Venue and Waiver of Jury Trial: Any suit involving any dispute or matter arising under this Agreement may only be brought in State or Federal Court of Broward County, Florida which shall have jurisdiction over the subject matter of the dispute or matter.  PROVIDER and CLIENT irrevocably and unconditionally submit to the personal jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. PROVIDER and CLIENT irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against PROVIDER or CLIENT in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of PROVIDER or CLIENT therein described, or by appropriate proceedings under any applicable treaty or otherwise.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

18.   Ownership of Equipment.  It is expressly acknowledged and understood that all right, title and interest in and to the Equipment shall at all times remain the property of PROVIDER.

19.   Injunctive Relief. The Parties recognize that the obligations under this Agreement are special, unique and of extraordinary character and the parties acknowledges the difficulty in forecasting damages arising from the breach of any of the obligations or restrictive covenants (including those contained in Paragraphs 3 and 9) and that the non-breaching may be irreparably harmed thereby. Therefore, the parties agree that the non-breaching party shall be entitled to elect to enforce each of the obligations and restrictive covenants by means of injunctive relief or an order of specific performance and that such remedy shall be available in addition to all other remedies available at law or in equity, including the recovery of damages from the non-breaching party’s agents or affiliates involved in such breach.  In such action, the non-breaching party shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

20.   Notices: Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent recognized overnight courier service as follows:

If to PROVIDER:
CAR CHARGING HOLDINGS, LLC
1691 Michigan Avenue, Suite #425
Miami Beach, Florida 33139

With copy to:
Michael I. Bernstein, Esq.
MICHAEL I. BERNSTEIN, P.A.
1688 Meridian Avenue, Suite 418
Miami Beach, FL  33139
e-mail: MIB@carcharging.com

If to CLIENT:
AIRPORT PARKING, LLC
6050 South Semoran Boulevard (SR 436)
Orlando, Florida  32822-4826
Attention: Bob Stout
e-mail: rlstout@gmail.com

21.   Insurance.  At all times during the term of this Contract, PROVIDER shall keep and maintain, insurance as may be required by law or may be necessary to protect PROVIDER, CLIENT and the Equipment from claims of any person who may perform work, service, maintenance and/or may otherwise utilize the Equipment (as may be reasonably determined by PROVIDER). PROVIDER shall further procure and maintain, at its own cost and expense and at all times during the Contract term, comprehensive general public liability insurance and any additional insurance coverage to insure against major vandalism of the installed Equipment. PROVIDER shall furnish to CLIENT, a certificate of insurance evidencing such insurance is in full force and effect.

22.   Promotional Assistance. CLIENT agrees to place a link on any of website maintained by it to www.carcharging.com for users to reach PROVIDER and/or learn more information about PROVIDER electric car chargers.   PROVIDER agrees to place a link on its website to inform users of CLIENT’s location.

23.   Assignment.  CLIENT expressly acknowledges, consents to and approves that following the execution of this Contract and upon written notice to CLIENT, PROVIDER shall assign all of its rights, responsibilities and obligations under this Contract to a subsidiary.  Following such written notice to CLIENT, (i) the designated assignee shall assume all of PROVIDER’s obligations under this Contract and any reference to PROVIDER or CAR CHARGING HOLDINGS, LLC herein shall be deemed a reference to such designated assignee and (ii) CAR CHARGING HOLDINGS, LLC shall be relieved of any and all responsibilities and/or obligations to CLIENT under this Contract.

24.   Attorney’s Fees.  In the event of any dispute hereunder, the prevailing party shall be entitled to recover all costs and expenses incurred by it in connection with the enforcement of this Agreement, including all attorneys’ fees on both trial and appellate levels.

25.   Relationship of the Parties.  PROVIDER acknowledges that it has its own independently established business that is separate and apart from CLIENT’s business. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

26.   Force Majeure. If PROVIDER shall be delayed or hindered in or prevented from the performance of any act required under this Contract by reason of any strike, lockout, labor trouble, inability to procure materials, or energy, failure of power, hurricane, restrictive governmental laws or regulations, riot, insurrection, picketing, sit-ins, war or other unavoidable reason of a like nature not attributable to the negligence or fault of PROVIDER, then the performance of such work or action will be excused for the period of the unavoidable delay and the period for the performance of any such work or action will be extended for an equivalent period.

27.   Condemnation. If any of the Designated Areas shall be taken for public or quasi-public use by any public or quasi-public authority under the power of eminent domain, then, at the option of PROVIDER, (i) CLIENT shall provide another Designated Area for the Equipment and (ii) the EXHIBIT C of this Contract shall be amended accordingly to reflect the removal and replacement of such Designated Area.

28.   Estoppel Certificate. At any time and from time to time, CLIENT agrees upon request in writing from PROVIDER to execute, acknowledge and deliver to PROVIDER a statement in writing certifying that this Contract is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified) and the dates to which the revenue share has been paid.

29.   Exhibits.   All exhibits attached to this Contract and referred to herein are hereby incorporated by reference as if fully set forth herein.

30.   No Third-Party Rights. The provisions of this Contract are for the exclusive benefit of Provider and CLIENT only, and no other shall have any right or claim against either party or be entitled to enforce any provisions hereunder against any party hereto.

31.   Effective Date/Binding Authority.  This Contract shall be effective as of the date a countersigned copy hereof is provided by PROVIDER to CLIENT.  PROVIDER shall not be bound under any terms hereof to CLIENT until such time as a countersigned copy is provided to CLIENT.

IN WITNESS WHEREOF, the parties hereto have executed the Contract on the date first written above.

CLIENT:	PROVIDER:

AIRPORT PARKING, LLC d/b/a	CAR CHARGING HOLDINGS, LLC, a
PARK BARK & FLY	Florida limited liability company

By:	By:	/s
Name:	Name:	Name
Title:	Title:	Title

EXHIBIT A
Address Location

EXHIBIT B
Equipment Description

EXHIBIT C

Designated Areas

Exhibit D

FPL Electric Bill